Filed Pursuant to Rule 433

Registration Number 333-168333

International Business Machines Corporation
May 8, 2012
Pricing Term Sheet

0.750% Notes due 2015

1.875% Notes due 2019

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	May 8, 2012
Settlement Date	(T+3); May 11, 2012
Joint Bookrunning Managers	Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBS Securities Inc.
Co-Managers	CIBC World Markets Corp. Samuel A. Ramirez & Company, Inc. TD Securities (USA) LLC UBS Securities LLC
	2015 Notes	2019 Notes
Principal Amount	$900,000,000	$600,000,000
Maturity	May 11, 2015	May 15, 2019
Interest Payment Dates	May 11 and November 11	May 15 and November 15
First Interest Payment Date	November 11, 2012	November 15, 2012 (long first coupon)
Benchmark Treasury	0.375% due April, 2015	1.250% due April, 2019
Benchmark Treasury Yield	0.356%	1.248%
Spread to Benchmark Treasury	T + 45 bps	T + 65 bps
Yield to Maturity	0.806%	1.898%
Coupon	0.750%	1.875%
Make-Whole Call	T + 10 bps	T + 12.5 bps
Price to Public	99.834%	99.850%
Underwriting Discount	0.15%	0.35%
Day Count	30/360	30/360
Minimum Denomination	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000
CUSIP	459200 HD6	459200 HE4
ISIN	US459200HD61	US459200HE45

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll-free) , HSBC Securities (USA) Inc. at (866) 811-8049 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect) and RBS Securities Inc. at (866) 884-2071 (toll-free).

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on May 8, 2012 relating to its Prospectus dated July 27, 2010.